Exhibit 11
                                   THERMEDICS

                        Computation of Earnings per Share


                             Three Months Ended            Six Months Ended
                         --------------------------     ----------------------
                              June 29,      July 1,     June 29,       July 1,
                                  1996         1995         1996          1995
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 Computation of Primary
   Earnings per Share:

 Net Income (a)            $ 9,174,000  $ 3,666,000   $13,927,000  $ 6,928,000
                           -----------  -----------   -----------  -----------

 Shares:
   Weighted average shares
     outstanding            36,757,308   33,616,346    36,177,374   33,461,149

   Add: Shares issuable
        from assumed
        exercise of
        options (as
        determined by
        the application
        of the treasury
        stock method)          491,069            -             -            -

        Shares issuable
        from assumed
        conversion of
        subordinated
        convertible
        debentures             917,993            -             -            -
                           -----------  -----------   -----------  -----------
   Weighted average
     shares outstanding,
     as adjusted (b)        38,166,370   33,616,346    36,177,374   33,461,149
                           -----------  -----------   -----------  -----------

 Primary Earnings per
   Share (a) / (b)         $       .24  $       .11   $       .38  $       .21
                           ===========  ===========   ===========  ===========